February 9, 2012

FLORIDA DEPARTMENT OF STATE
Division of Corporations

SOUND KITCHEN ENTERTAINMENT GROUP, INC.
7076 SPYGLASS AVENUE
PARKLAND, FL 33076

Re: Document Number P08000054003

The Amended and Restated Articles of Incorporation for SOUND KITCHEN ENTERTAINMENT GROUP, INC., a Florida corporation, were filed on February 8, 2012.

The certification you requested is enclosed. To be official, the certificate for a certified copy must be attached to the original document that was electronically submitted under FAX audit number H12000033295.

Should you have any questions concerning this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Teresa Brown
Regulatory Specialist II
Division of Corporations

Letter Number: 812A00005718

State of Florida

Department of State

I certify the attached is a true and correct copy of the Amended and Restated Articles of Incorporation, filed on February 8, 2012, for SOUND KITCHEN ENTERTAINMENT GROUP, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H12000033295. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is P08000054003.

Authentication Code: 812A00005718-020912-P08000054003-1/1

GREAT SEAL OF THE STATE OF FLORIDA
IN GOD WE TRUST

Given under my hand and the
Great Seal of the State of Florida,
at Tallahassee, the Capital, this the
Ninth day of February, 2012

Kurt S. Browning
Secretary of State

February 8, 2012

FLORIDA DEPARTMENT OF STATE
Division of Corporations

SOUND KITCHEN ENTERTAINMENT GROUP, INC.
7076 SPYGLASS AVENUE
PARKLAND, FL 33076

SUBJECT: SOUND KITCHEN ENTERTAINMENT GROUP, INC.
REF: P08000054003

We received your electronically transmitted document. However, the document has not been filed. Please make the following corrections and refax the complete document, including the electronic filing cover sheet.

The name of the corporation was originally incorporated as End Fuel Corp. Please correct number 2 on the document. Also on the first page of the document it states the document was adopted on January 30 by the directors and on the last page it states the document was adopted on January 31 by the directors. Please correct the date.

Please return your document, along with a copy of this letter, within 60 days or your filing will be considered abandoned.

If you have any questions concerning the filing of your document, please call (850) 245-6925.

Teresa Brown
Regulatory Specialist II

FAX Aud. #: H12000033295
Letter Number: 412A00005602

RESTATED AND AMENDED ARTICLES OF INCORPORATION

OF

SOUND KITCHEN ENTERTAINMENT GROUP, INC.

It is hereby certified that:

1. The present name of the corporation (hereinafter called the "Corporation") is Sound Kitchen Entertainment Group, Inc.

2. The name under which the Corporation was originally incorporated is End Fuel Corp. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on June 2, 2008, under Document Number P08000054003.

3. The provision of the Articles of Incorporation are hereby restated and amended in this instrument, which is entitled Restated and Amended Articles of Incorporation of Sound Kitchen Entertainment Group, Inc.

4. The Board of Directors of the Corporation has duly adopted the below Restated and Amended Articles of Incorporation on January 31, 2012.

5. On February 7, 2012, the shareholders of the Corporation, acting through the written consent of the holders of a majority in interest of the voting capital stock of the Corporation, approved the below Restated and Amended Articles of Incorporation which represents a number of votes cast in favor which is sufficient for approval of the Restated Articles of Incorporation:

ARTICLE I
CORPORATE NAME

The name of this Corporation shall be amended to be First Level Entertainment Group, Inc.

ARTICLE II
PRINCIPAL OFFICE

The principal office and mailing address of the Corporation is 7076 Spyglass Avenue, Parkland, Florida 33076.

ARTICLE III
NATURE OF BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida

ARTICLE IV
CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 500,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share.

Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

The Corporation shall be authorized and empowered to issue shares of one class or series of the Corporation's Capital Stock as dividends on shares of a different class or series of its Capital Stock.

ARTICLE V
TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI
BOARD OF DIRECTORS

The number of directors to constitute the Board of Directors shall be such number as fixed by a resolution adopted by the Board of Directors.

ARTICLE VII
INDEMNIFICATION

To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iii) is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

ARTICLE VIII
AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE IX
CONTROL SHARE ACQUISITIONS

This Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

IN WITNESS WHEREOF, the Corporation has caused this Restated and Amended Articles of Incorporation to be duly adopted by its Board of Directors on January 31, 2012 and approved by its shareholders on February 7, 2012 in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act and to be executed in its corporate name this 7th day of February, 2012.

SOUND KITCHEN ENTERTAINMENT GROUP, INC.

By: /s/ Russ Regan
Russ Regan, President